UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 18, 2019

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File No.)	Identification No.)

950 S. Cherry St., Suite 1515, Denver, Colorado	80246
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 993-3200

Not Applicable
Former Name, Former Address or Former Fiscal Year,
If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01. Other Events.

Delay of Filing of Annual Report on Form 10-K

On April 2, 2019, U.S. Energy Corp. (the “Company”) filed a Form 12b-25 Notification of Late Filing to announce that it had not completed the preparation of the Company’s financial statement related to the fiscal year ended December 31, 2018. The independent auditors have stated that the ongoing litigation as described in the previously filed Form 12b-25, and the Company’s Forms 8-K, filed February 26, 2019 and March 27, 2019, has created uncertainty such that they are unable to provide the necessary consents for filing the Form 10-K at this time. As a result, the Company anticipates that it will be unable to file its Annual Report on Form 10-K for the year ended December 31, 2018 within the prescribed time period.

APEG II Litigation

As previously reported by the Company on Form 8-K filed on March 27, 2019, the Company and its wholly-owned subsidiary Energy One LLC (“Energy One”) are engaged in litigation related in part to the Credit Agreement dated July 30, 2010, as amended on April 10, 2012, July 23, 2013, July 16, 2015, August 11, 2016, and June 28, 2017 (the “Credit Agreement”) among Energy One, APEG Energy II, LP (“APEG II”) as the administrative agent and lender, and the Company as guarantor. Such litigation is captioned as follows: U.S. Energy Corp., and Energy One LLC v. APEG Energy II, LP and APEG Energy II GP, LLC, United States District Court for the Sothern District of Texas, Houston Division, Case No. 4:19-cv-00754.

On March 25, 2019, APEG II filed with the Court Defendants’ Motion for Plaintiffs and Its Audit Committee to Show Cause. On March 27, 2019, the Audit Committee of the Company purported to file a supporting motion. The APEG II motion requests the Texas Court issue a show cause order to the Company and its Audit Committee requiring the Company to show cause as to why the Company had not registered APEG II’s shares of common stock of the Company and transferred control of the Company’s collateral accounts.

On April 8, 2019, APEG II filed Defendants’ Original Counterclaim with the Court, alleging the Company is in breach of the Credit Agreement and the Exchange Agreement. Subsequent to these pleadings, a status conference was held on April 9, 2019.

The Company believes APEG’s counterclaims to be without merit since the Company has timely made all payments as required under the Credit Agreement, and the other claims relate to non-material matters that have either been cured or have not resulted in damages to APEG. Further, the Company believes that the counterclaims for damages made by APEG were not timely filed. Further, as disclosed in the March 27, 2019 Form 8-K, the Company believes that the APEG Texas litigation was properly dismissed by it, although the court has retained jurisdiction. Due to the dismissal by the Company, the Company believes the enforceability of the Court’s earlier Management Orders is in question.

The Company believes that it has achieved its goals in the litigation against APEG since the Texas Court ordered APEG to return the Company’s funds taken in excess of the debt owed. The Company believes that APEG is no longer a secured creditor of the Company because the court permitted APEG to retain the outstanding amount of the debt. Accordingly, the Company has requested that all liens on the Company’s assets be released by APEG to allow the Company to seek a lending facility with a commercial bank. Further, the Company believes that all of the Audit Committee actions in this case were outside the powers granted by its charter, served the interests of APEG, and amounted to an attempt to assert control over the Company and its operations.

The Company is evaluating its options as to the conduct of the Texas litigation and the Company’s governance going forward.

Veltri Litigation

APEG has named the Company as a nominal defendant in Civil Action No. 1:19-cv-00801 filed with the United States District Court for the District of Colorado filed on March 18, 2019.

The Colorado litigation purports to be a derivative shareholder action brought by APEG against David Veltri, Chairman, Chief Executive Officer and President of the Company and against U.S. Energy Corporation as a nominal defendant. APEG’s complaint alleges that Mr. Veltri’s employment was terminated by the Board of Directors of the Company and seeks an injunction and temporary restraining order against Mr. Veltri.

On April 5, 2019, Mr. Veltri filed Defendant David Veltri’s Response In Opposition to Plaintiff’s Construed Motion for Preliminary Injunction, which notes that, even if there was a vote of the Board of Directors as to the termination of Mr. Veltri, the motion did not carry and that the scheme was orchestrated by APEG in an attempt to improperly wrest control of the Company’s management and Board of Directors. The Colorado court has not yet ruled on APEG’s motion for preliminary injunction, and the plaintiffs replied to defendants’ response on April 11, 2019.

As of the date of this report, the Company has not made any filings in the Colorado litigation and is evaluating its options.

Reconstitution of the Audit Committee

As the result, in part, of the actions of the Audit Committee as described in the Company’s Form 8-K filed on March 28, 2019, at a meeting of the Board of Directors of the Company held on March 28, 2019, Messrs. Javier Pico and J. Weldon Chitwood were removed from their positions on the Audit Committee. Mr. John Hoffman is now the sole member and chairman of the Audit Committee of the Company. Messrs. Pico and Chitwood remain directors of the Company.

The Company expects to appoint additional members to the Audit Committee as soon as qualified candidates have been elected to the Board of Directors of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: April 16, 2019	By:	/s/ David Veltri
David Veltri Chief Executive Officer & President